                                                                     EXHIBIT 2.1

                                                                   June 17, 1996

Hyperion Partners L.P.
50 Charles Lindbergh Boulevard
Suite 500
Uniondale, New York 11553
Attn.: Salvatore A. Ranieri

Hyperion Holdings Inc.
50 Charles Lindbergh Boulevard
Suite 500
Uniondale, New York 11553
Attn.: Salvatore A. Ranieri

Bank United Corp.
50 Charles Lindbergh Boulevard
Suite 500
Uniondale, New York 11553
Attn.: Salvatore A. Ranieri

Ladies and Gentlemen:

1. Introduction. Bank United Corp., a Delaware corporation, formerly named USAT Holdings Inc. ("BUC" or the "Company"), Hyperion Partners L.P. ("HPLP"), a Delaware limited partnership, and Hyperion Holdings Inc. ("HHI"), a Delaware Corporation, desire to effect a reorganization (the "Reorganization") which is described more fully in the Transaction Memorandum attached hereto as Exhibit A. In order to facilitate the proposed Reorganization, the undersigned hereby agrees as follows:

2. The Distribution. The undersigned Investor being a holder of such partnership interest in HPLP set forth next to such Investor's name on Schedule I hereby agrees in respect of the distribution by HPLP to the Investor of the shares of capital stock of HHI held by HPLP (the "Distribution") as described in the Transaction Memorandum, to hold such shares in accordance with the terms of this Agreement.

3. The Merger. The undersigned Investor, if a holder following the Distribution of issued and outstanding shares of voting common stock of HHI (the number, if any, of which is as set forth on Schedule I hereto), and acting without and in lieu of a meeting pursuant to the Certificate of Incorporation and By-Laws of HHI and pursuant to and in accordance with Section 228 of the Delaware General Corporation Law (the "DGCL"), does hereby consent to and approve of, for all purposes of the DGCL and for all other purposes, the Merger Agreement by and between HHI and BUC dated as of June 17, 1996 (the "Merger Agreement") which is attached hereto as Exhibit B, and all of the transactions and matters contemplated thereby (the "Merger"), as approved by the board of directors of HHI by written consent and submitted to the undersigned for consideration and approval.

4.    Limitations on Transfers Pending an IPO.

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(a)  The undersigned Investor hereby acknowledges that under the By-Laws of HHI, holders of shares of HHI capital stock shall not be permitted, from and after the Distribution, to transfer, sell, assign, pledge, sell short or hypothecate, or grant an option or interest similar to an option on, or other disposition of, or in any way dispose of any interest in or take any action whatsoever that would cause or constitute an "owner shift" (within the meaning of Section 382 and the regulations thereunder) with respect to (any such act, a "Transfer"), any shares of capital stock of HHI owned by such Investor other than pursuant to the Merger Agreement. HHI and BUC agree to use their best efforts to effectuate the Merger as promptly as practicable following the Distribution.

(b) The undersigned Investor hereby acknowledges that under the By-Laws of BUC, from and after the Distribution and prior to the consummation of an IPO (as defined therein), the undersigned Investor shall not be permitted to Transfer any shares of capital stock (such shares that are received in respect of shares of HHI stock and shares of Class C Common Stock, par value $.01 per share of BUC, "Shares") of BUC, other than Transfers (x) in the case of Shares held by Investors who received Shares in respect of shares of Class C Common Stock, par value $.01 per share of BUC ("Class C Common Stock") consistent with the transfer restriction provisions of the Stockholders' Agreement dated as of January 5, 1990 among HHI and the other parties specified therein (the "Stockholders' Agreement") as if such Shares are shares of Class C Common Stock and (y) in the case of all Shares held by other Investors, limited to Transfers that would be permissible in the case of partnership interests held pursuant to the terms of the HPLP Partnership Agreement (but subject to tag-along rights as if such Shares were held under the Stockholders' Agreement). The undersigned Investor hereby acknowledges that in addition under the By-Laws of BUC, a Five Percent Stockholder (as therein defined) cannot, prior to the earlier of the consummation of an IPO or October 31, 1996, Transfer any Shares owned by such Investor, other than Transfers to any person of which the transferor is a direct or indirect wholly owned subsidiary, which transferee agrees to be bound by the provisions of this Agreement.

(c) Each stock certificate representing Shares shall bear the following legend on the face thereof, which legend may be removed following termination of this Agreement:

     BANK UNITED CORP. (THE "COMPANY") IS A CORPORATION ORGANIZED UNDER THE LAWS OF THE STATE OF DELAWARE AND THE STOCK REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, EXCHANGED, MORTGAGED, PLEDGED OR OTHERWISE DISPOSED OF OR ENCUMBERED WITHOUT COMPLIANCE WITH THE PROVISIONS OF THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION, BY-LAWS AND THOSE CERTAIN AGREEMENTS DATED AS OF JUNE 17, 1996, AMONG THE COMPANY, HYPERION PARTNERS L.P., HYPERION HOLDINGS INC. AND THE STOCKHOLDERS OF THE COMPANY. A COPY OF SUCH

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
     STOCKHOLDERS' AGREEMENT IS ON FILE AND AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICE OF THE COMPANY.

(d) In the event that a registration statement with respect to an IPO on the terms contemplated in the Transaction Memorandum has not been declared effective by October 31, 1996, BUC shall provide the Investor with registration rights and tag-along rights, each on terms substantially similar to those currently contained in the Stock Purchase Agreement dated as of August 1, 1989 by and among BUC and certain signatories thereto and the Stockholders' Agreement, respectively (a copy of each of which has been made available to Investor), subject to any IPO being arranged to permit the Five Percent Stockholders to share disproportionately in the selling allocation consistent with the intent and purpose of Section 5(c), and the provisions of the BUC By-laws referenced in the first sentence of Section 4(b) shall remain in effect. This Agreement constitutes the agreement by the undersigned Investor to allow for such tag-along rights in connection with any proposed sale of Shares in any circumstances.

5.   Arrangements Relating to an IPO.

(a) Upon the filing of a registration statement (the "IPO Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to an initial public offering of Shares on the terms contemplated herein ("IPO"), the undersigned Investor undertakes in connection therewith to provide in a timely manner all such information and materials and take all such action as may reasonably be required in order to permit BUC to comply with all applicable legal requirements and to obtain the acceleration of the effective date of the IPO Registration Statement including, without limitation, to designate in writing to BUC within two weeks of the notification by BUC to such Investor that BUC has filed an IPO Registration Statement such number of Shares within a specified offering range that such Investor intends to sell in the IPO (subject to Section 5(c)), and to enter into a customary underwriting agreement and lockup agreement (as further described in Section 5(b)) in form and substance reasonably satisfactory to BUC and such Investor with respect to such Shares at a time determined by BUC and the underwriters of the IPO.

(b) In an IPO, to improve the marketability of the Shares sold in such IPO, (i) any Investor holding Shares received directly or indirectly in respect of general partnership interests in HPLP shall agree with the underwriters of such IPO not to sell any shares of the Company's common stock held by such Investor (other than Shares to be sold in the IPO) within one year following consummation of the IPO, and (ii) any Investor holding Shares received directly or indirectly in respect of limited partnership interests in HPLP shall agree with the underwriters of such IPO not to sell any shares of the Company's common stock held by such Investor (other than Shares to be sold in the IPO) within six months following consummation of the IPO; provided however that the foregoing lockup agreement shall not restrict any regulated insurance company that is headquartered in and governed by the insurance laws of the state of New Jersey, from selling Shares not sold in an

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     IPO in a private off-market transaction not involving a public offering, subject to such reasonable representations as the underwriters may request of such party, and in accordance with Section 5(c) and the other provisions contained in this Agreement.

(c) In connection with an IPO, as discussed in the Transaction Memorandum, subject to such adjustments (other than a decrease of the 45% allocation listed below, which may not be reduced without the consent of such Five Percent Stockholder) as the Board of Directors of BUC based upon the advice of the underwriters of the IPO may determine to be desirable to improve the marketability of Shares sold in the IPO (i) each Five Percent Stockholder shall be offered the opportunity to sell up to 45% of such Holder's Shares in the IPO, and (ii) any Investor that is not a Five Percent Stockholder shall be offered the opportunity to sell up to 16% of such Investor's Shares in the IPO, provided however, that if the number of Shares designated pursuant to Section 5(a) to be sold in the IPO by all Five Percent Stockholders is less than the maximum amount allocated to such stockholders, Investors that are not Five Percent Stockholders may be provided with an opportunity to increase the number of Shares that are sold in the IPO at the sole discretion of, and to the extent determined by, the Board of Directors of BUC in consultation with the underwriters. BUC agrees that any such opportunity shall be shared pro rata among all stockholders of BUC that are not Five Percent Stockholders.

(d) The undersigned Investor acknowledges that under the By-Laws of BUC, any Five Percent Stockholder shall not be permitted to Transfer any Shares without the prior written consent of the Board of Directors of BUC for a period of three years following consummation of any IPO or, if earlier, the termination of this Agreement, unless as of such earlier date such Transfer would not be reasonably likely to have a material adverse affect on the tax position of BUC as determined by the Board of Directors of BUC, provided however that any Shares which could have been sold in an IPO by a Five Percent Stockholder, but are not sold at the election of such Five Percent Stockholder in an IPO, shall not be subject to this restriction following an IPO. BUC shall, not less than annually, evaluate and report to the Five Percent Stockholders the amount of any remaining net operating loss carryforwards of the Bank, the tax effect of any previous transfers and whether the restrictions referred to in this Section 5(d) shall be relaxed in whole or in part (any such relaxation shall be applied pro rata among all Five Percent Stockholders).

(e) Notwithstanding any other provision contained herein or in the Certificate of Incorporation or By-Laws of BUC, LW Real Estate Investors, L.P., a Delaware limited partnership ("LWR") shall not Transfer any Shares prior to the third anniversary of August 8, 1995, and shall thereafter be subject to the provisions of this Agreement as if LWR were a Five Percent Stockholder.

6.   Conversion of Class B Stock into Class A Stock.

(a) Unless otherwise agreed to by the Board of Directors of BUC, no Investor may convert shares of Class B Common Stock, par value $.01 per share of the Company (the "Class B Stock") into Class A Common Stock, par value $.01 per share of the Company (the "Class A Stock"), until the earlier to occur of
     (i) the consummation of an IPO, and (ii) October 31, 1996, provided, however, that subject to the limitations set forth in Section 6(b), any Investor that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder, shall be permitted to convert shares of Class B Stock into Class A Stock from and after the Merger subject to the other provisions of this Section 6.

(b) Notwithstanding any other provision contained herein, in no event shall any holder of Class B Stock convert shares of Class B Stock into shares of Class A Stock if after giving effect to such conversion, such holder would beneficially own (within the meaning of the applicable Federal banking and thrift regulations) in excess of 9.9%, or such lower percentage (e.g., either 4.9% or 0%) where regulatory restrictions provide that such Investor shall not acquire up to 9.9% (or such lower percentage), of the total number of then outstanding shares of Class A Stock. The Distribution and other transactions referred to herein shall not affect any previously existing passivity commitments to any Federal bank or thrift regulatory agency in respect of the ownership interests in HPLP and BUC which commitments shall continue to remain in effect with respect to their interests in the HHI shares and the Shares.

(c) Any holder of shares of Class B Stock shall be prohibited from Transferring any such shares other than (i) to an affiliate, (ii) in any widely-dispersed offering of Shares pursuant to an effective registration statement filed under the Securities Act, or (iii) to any single person, entity or group acting in concert if the number of shares of Class B Stock so transferred would, if converted into shares of Class A Stock, entitle the holder of such Shares to exercise more than 2% of the vote of all the shares of Class A Stock that would be outstanding upon conversion of such shares of Class B Stock.

7. Resale Registration Statement.

(a)  As soon as practicable after any public offering of shares of Bank
     United Corp. common stock, BUC shall file a registration statement (the "Resale Registration Statement") under the Securities Act with respect to the resale of all Shares then held by the Investor, and BUC will use its reasonable best efforts to cause the Resale Registration Statement to become effective as soon as practicable. The Investor undertakes in connection therewith to provide in a timely manner all such information and materials and take all such action as may reasonably be required in order to permit BUC to comply with all applicable legal requirements and to obtain the acceleration of the effective date of the Resale Registration Statement including, without limitation, if required by the U.S. Securities and Exchange Commission (the "Commission") as a condition to the effectiveness of the Resale Registration Statement, to either withdraw such Investor's Shares from the Resale Registration Statement (if such Subscriber has no current intention of effecting a public sale of such


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     Shares) or to enter into an underwriting agreement in form and substance reasonably satisfactory to such Investor with respect to such Shares.

(b ) BUC will prepare and file with the Commission such amendments and supplements to the Resale Registration Statement and the prospectus used in connection therewith as may be necessary to keep the Resale Registration Statement effective until the later of the date (i) on which all the Shares have been sold pursuant thereto but in no event later than December 31, 1999; and (ii) the date on which by reason of Rule 144 under the Securities Act or any other rule of similar effect, the Shares are no longer required to be registered for the sale thereof by any Investors without restriction. The Investor acknowledges that there may occasionally be times when BUC must suspend the use of the prospectus forming a part of the Resale Registration Statement until such time as an amendment to the Resale Registration Statement has been filed by BUC and declared effective by the Commission, or until such time as BUC has filed an appropriate report with the Commission. The Investor hereby covenants that it will not sell any Shares pursuant to said prospectus during the period commencing at the time at which BUC gives the Investor notice of the suspension of the use of said prospectus and ending at the time BUC gives the Investor notice that such Investor may thereafter effect sales pursuant to said prospectus. BUC shall use its reasonable best efforts to minimize the duration of the period of any suspension of the use of the Prospectus forming part of the Resale Registration Statement.

8. Representations and Warranties of BUC. BUC and HHI each respectively, represents and warrants to, and agrees with, the Investor that immediately prior to the consummation of the Reorganization:

(a) BUC and HHI will be duly organized, validly existing and in good standing as a corporation under the laws of the state of Delaware. BUC and HHI will have full corporate power, authority and legal right to own its material properties and to conduct its business as such properties are presently owned and such business is presently conducted in all material respects and to execute, deliver and perform its obligations under this Agreement.

(b) The execution, delivery and performance by BUC and HHI of this Agreement will be duly authorized by all necessary action and this Agreement has been duly executed and delivered and will constitute the legal, valid, binding and enforceable obligation of BUC and HHI, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, receivership, conservatorship, or other similar laws, regulations or procedures of general applicability now or hereafter in effect relating to or affecting creditors' or other obligees' rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

9. Representations and Warranties of HPLP. HPLP represents and warrants to, and agrees with, the Investor that:

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(a)  Immediately prior to the consummation of the Reorganization, the execution, delivery and performance by HPLP of this Agreement will be duly authorized by all necessary action and this Agreement has been duly executed and delivered and will constitute the legal, valid, binding and enforceable obligation of HPLP, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, receivership, conservatorship, or other similar laws, regulations or procedures of general applicability now or hereafter in effect relating to or affecting creditors' or other obligees' rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(b) To the knowledge of HPLP, (i) as of the date hereof, the Bank has not undergone an "ownership change" (within the meaning of Section 382) since June 7, 1993, and (ii) the Distribution, Merger and sale of Shares in an IPO, each as contemplated in this Agreement shall not constitute an "ownership change" of the Bank.

10. Representations and Warranties of the Investor. The Investor represents and warrants to, and agrees with, HPLP, HHI and BUC that:

(a) The execution, delivery and performance by the Investor of this Agreement have been duly authorized by all necessary action and this Agreement has been duly executed and delivered and, when executed and delivered by HPLP, HHI and BUC, will constitute the legal, valid, binding and enforceable obligation of the Investor, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, receivership, conservatorship, ERISA prohibited transaction restrictions, or other similar laws, regulations or procedures of general applicability now or hereafter in effect relating to or affecting creditors' or other obligees' rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(b) The Investor has been advised and understands that the securities to be issued in the Merger have not been registered under the Securities Act in reliance upon the exemption from such registration and that such securities have not been registered under the securities laws of any state in reliance on exemptions therefrom and, therefore, such securities may not be resold unless registered under applicable state securities laws or an exemption from registration is available.

(c) Except as disclosed in writing to HPLP, the Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, is able to bear the economic risk of an investment in the Shares, including at the date hereof, the ability to afford a complete loss of the investment, and is (i) a sophisticated institutional or corporate investor as well as an "accredited investor" as defined in Rule 501(a) under the Securities Act; or (ii) a sophisticated individual investor as well as an "accredited investor" as defined in Rule 501(a) under the Securities Act.


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(d)  The Investor has been advised that any and all certificates representing the Shares and any and all certificates issued in replacement thereof or in exchange therefor shall bear the following legends, or ones substantially similar thereto:

          THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE IN RELIANCE ON EXEMPTIONS THEREFROM AND, THEREFORE, MAY NOT BE RESOLD UNLESS REGISTERED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

     In addition, certificates representing the Shares acquired by Investors located in certain states will bear additional legends as required by the securities laws of those states.

(e) The Investor will not sell or otherwise transfer any of the Shares, except in compliance with the provisions of the applicable securities laws and as stated in any legend. The Investor has been advised that (i) there are significant restrictions on the transfer of the Shares, (ii) there has been no prior trading market for the Shares, and (iii) as a result, an investment in the Shares may be extremely illiquid.

(f) The Investor, if it is a partnership, trust, corporation or other entity, also represents and warrants that it is duly organized, validly existing and in good standing (to the extent applicable) under the laws of the state of its organization and that it has full power, authority and legal right to execute, deliver and perform its obligations under this Agreement.

(g) The Investor has not Transferred any shares of Class C Common Stock or any partnership interest in HPLP, since acquiring the same, without notifying BUC or HPLP, in writing, respectively.

11. Termination.

(a)  Prior to the Distribution, HPLP may terminate this Agreement in the event
     (x) HPLP, in its reasonable judgment, determines that it is not in the best interests of HPLP and the Investors to consummate the Reorganization or (y) consummation of the Reorganization is prohibited by law, rule or regulation.

(b) This Agreement may be terminated upon the consent of the parties hereto and to any counterpart of this Agreement.

(c) If not previously terminated pursuant to clauses (a) or (b) of this Section 11, this Agreement shall terminate on the earlier to occur of (i) the third anniversary of the date an IPO is consummated, or (ii) October 31, 1996 if the IPO is not consummated by such date (except that (x) the provisions of Section 6 shall survive any termination pursuant to this clause (ii) and
     (y) the


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     provisions of Section 4(d) shall survive any termination pursuant to this clause (ii) until October 31, 1999).

     (d) The parties hereto hereby agree that any termination of this Agreement pursuant to this Section 11 for any reasons whatsoever shall be without liability to any other party hereto.

     12. Survival. The parties hereto agree that the respective representations, warranties and agreements made by them herein and in any certificate or other instrument delivered pursuant hereto shall be deemed to be relied upon, and shall survive consummation of the Reorganization.

     13. Notices. All notices, consents, approvals and requests required or permitted by this Agreement shall be given in writing and shall be effective for all purposes if hand-delivered or sent by (i) certified or registered United States mail, postage prepaid, (ii) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery or
(iii) facsimile transmission (with answerback, acknowledged), addressed as provided below (or to such other address as the applicable party shall specify in writing to the other party hereto): (1) if to the Investor, to the Investor's address as it appears on Schedule I hereto, and if to HPLP, HHI, or BUC to their respective addresses as set forth above. A notice shall be deemed to have been given, in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or upon the first attempted delivery on a business day, or in the case of expedited prepaid delivery and facsimile, upon the first attempted delivery on a business day. A party receiving a notice which does not comply with the technical requirements for notice under this Section 13 may elect to waive any deficiencies and treat the notice as having been properly given.

     14. Further Assurances. Each of the parties hereto agrees that it shall take or cause to be taken such actions, and execute, deliver and file or cause to be executed, delivered and filed, such certificates, documents and instruments, and obtain such consents, as may be necessary or reasonably requested in connection with the consummation of the transactions contemplated by this Agreement or in order to fully effectuate the purposes, terms and conditions of this Agreement. In accordance with the foregoing, following the Distribution, each of BUC and HHI shall use their respective best efforts to consummate the Merger.

     15. Condition to the Merger. The merger contemplated by Section 3 shall not be consummated unless HHI shall have received the opinion of Wachtell, Lipton, Rosen & Katz that such merger shall qualify as a reorganization under the provisions of Section 368 of the Code.

     16. Successors. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns. Nothing expressed herein is intended or shall be construed to give any person other than the persons referred to in the preceding sentence any legal or equitable right, remedy or claim under or in respect of this Agreement.

     17. Severability of Provisions. Any convenant, provision, agreement or term of this Agreement that is prohibited or is held to be void or unenforceable in any jurisdiction shall

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
as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof.

        18. Scope of Restrictions. Without limiting any of the provisions of the BUC Certificate of Incorporation or By-laws, it is the intent of the parties hereto that any agreements relating to the transfer of stock of BUC contained in this Agreement shall apply only to the activities of the parties hereto and shall not affect the activities of any affiliates of such Investor. In addition, without limiting any of the provisions of the BUC Certificate of Incorporation or By-laws, the provisions set forth herein relating to the transfer of the stock of BUC do not apply with respect to stock of BUC held by an insurance company in its capacity as a fiduciary for a separate account or directly by a separate account.

        19. Miscellaneous. This Agreement including the Schedules hereto constitutes the entire agreement and understanding of the parties hereto with respect to the matters and transactions contemplated hereby and supersedes all prior agreements and understandings whatsoever relating to such matters and transactions. Neither this Agreement nor any term hereof may be changed, waived discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. The headings in this Agreement are for the purposes of references only and shall not limit or otherwise affect the meaning hereof. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall together constitute one instrument.

        20. APPLICABLE LAW. THIS AGREEMENT SHALL BE ENFORCED, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PROVISIONS THEREOF.

        21. Counterparts. This Agreement may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same Agreement.

        22. Execution. By executing this Agreement below, the Investor agrees to be bound by all of the terms, provisions, warranties and conditions contained herein. Upon acceptance by HPLP, HHI and BUC, this Agreement shall be binding on all of the parties hereto. HPLP, HHI and BUC shall not accept this Agreement until they shall also have accepted a substantially similar agreement executed by (i) all partners of HPLP that shall as a result of the transactions contemplated hereby be Five Percent Stockholders, and (ii) a number of partners of HPLP that after consummation of the Merger shall represent in the aggregate no less than 80% of the total number of outstanding shares of capital stock of BUC immediately following the Merger.

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


                                                   Very truly yours,

                                                   By:
                                                      -----------------------
                                                   Name:
                                                   Title:



This Agreement is
hereby confirmed and
accepted as of the date
first above written.


HPLP

      By: Hyperion Ventures L.P.
            the General Partner


            By: SAR Hyperion Corp.,
                  a General Partner


                  By:
                     ------------------------
                  Name: Salvatore A. Ranieri
                  Title: President



HHI

By:
   -----------------------
Name:
Title:


BUC


By:
   -----------------------
Name:
Title:



        Exhibit A sets forth the Transaction Memorandum which describes the transactions that were undertaken in connection with the Restructuring. Exhibit B sets forth the form of Merger Agreement relating to the merger of Hyperion Holdings, Inc. into USAT Holdings, Inc. Copies of the omitted Exhibits shall be filed supplementally to the Commission upon request.


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